(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Funds Trust

We consent to the use of our reports dated May 26, 2017, with respect to the financial statements of Voya Floating Rate Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, and Voya Short Term Bond Fund, each a series of Voya Funds Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

January 30, 2018